UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: April 6, 2018

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 6, 2018, Oragenics, Inc., a Florida corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors signatory thereto (the “Investors”) pursuant to which the Company agreed to issue and sell, in a registered offering by the Company directly to the Investors (the “Registered Offering”), an aggregate of 900,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), at an offering price of $2.00 per share for gross proceeds of approximately $1,800,000 before deducting the placement agent fee and related offering expenses. The Shares were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-213321), which was filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2016 and was declared effective by the Commission on September 7, 2016 (the “Registration Statement”).

In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), the Company agreed to issue to the Investors who participated in the Registered Offering, warrants (the “Warrants” and collectively with the Shares, the “Securities”) exercisable for one share of Common Stock for each Share purchased in the Registered Offering for an aggregate of Warrants to purchase 900,000 shares of Common Stock at an exercise price of $2.00 per share. Each Warrant will be exercisable beginning on the six-month anniversary of the date of its issuance and will expire five years from the date of issuance. Subject to limited exceptions, a holder of a Warrant will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at a holder’s election prior to the issuance of the Warrant) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided further that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

The Warrants and the shares of our Common Stock issuable upon the exercise of the Warrants are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), were not offered pursuant to the Registration Statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

On April 6, 2018, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Ladenburg Thalmann & Co. Inc., (“Ladenburg” or the “Placement Agent”) pursuant to which the Company engaged Ladenburg as the sole placement agent in connection with the Offerings. The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Securities. The Company agreed to pay the Placement Agent a placement agent fee in cash equal to 8% of the gross proceeds from the sale of the Securities and to reimburse the Placement Agent for certain expenses. The Placement Agency Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. The Offering closed on April 10, 2018.

The foregoing summaries of the Purchase Agreement, the Warrants and the Placement Agency Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1, 4.1 and 1.1, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On April 6, 2018, the Company issued a press release announcing the Offerings. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the opinion of Shumaker, Loop & Kendrick, LLP, relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Warrants and the shares of our Common Stock issuable upon the exercise thereof is incorporated herein by reference in this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Placement Agency Agreement dated as of April 6, 2018.

4.1	Form of Investor Warrant.

5.1	Opinion of Shumaker, Loop & Kendrick, LLP

10.1	Form of Securities Purchase Agreement, dated as of April 6, 2018, by and among Oragenics, Inc. and the Investors.

23.1	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.1).

99.1	Press Release dated April 6, 2018.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 10th day of April, 2018.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan Chief Financial Officer